As filed with the Securities and Exchange Commission on June 5, 2006
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

INFOSEARCH MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	90-0002618 (IRS Employer Identification No.)

4086 Del Rey Avenue
Marina Del Rey, California 90292
(Address of principal executive offices) (Zip Code)

SHARES ACQUIRED UNDER WRITTEN COMPENSATION AGREEMENTS WITH
GEORGE LICHTER AND CLAUDIO PINKUS
(Full title of the Plans)

George Lichter
Chief Executive Officer
INFOSEARCH MEDIA, INC.
4086 Del Rey Avenue
Marina Del Rey, California 90292
(Name and address of agent for service)
(310) 437-7380
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Shares Acquired under Written Compensation Agreements with George Lichter and Claudio Pinkus
Common Stock (par value $0.001)	2,250,054	$0.35	$787,518.90	$84.27

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Written Compensation Agreements with George Lichter and Claudio Pinkus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of InfoSearch Media, Inc.

(2)
Calculated solely for purposes of this offering under Rule 457(h)(l) and Rule 457(c) of the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee. The price is based on the average of the high and low price per shares of Common Stock of InfoSearch Media, Inc. as reported on the OTC Bulletin Board on June 1, 2006.

EXPLANATORY NOTE

InfoSearch Media, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “1933 Act”), to register shares of its Common Stock, $0.001 par value per share. Under cover of this Form S-8 is a Reoffer Prospectus that InfoSearch Media, Inc. prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 2,250,054 shares of common stock acquired by Selling Stockholder(s) under the Written Compensation Agreements with George Lichter and Claudio Pinkus.

INFOSEARCH MEDIA, INC.
FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
REQUIRED BY PART I OF FORM S-3

Form S-3 Item Number	Location/Heading in Prospectus

1. Forepart of Registration Statement and Outside Front Cover page of Prospectus	Cover page
2. Inside Front and Outside Back Cover Page of Prospectus	Available Information; Documents Incorporated by Reference
3. Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Risk Factors
4. Use of Proceeds	Use of Proceeds
5. Determination of Offering Price	Not applicable
6. Dilution	Not applicable
7. Selling Security Holders	Selling Security Holders
8. Plan of Distribution	Plan of Distribution
9. Description of Securities to be Registered	Not Applicable
10. Interests of Named Experts and Counsel	Not Applicable
11. Material Changes	Not Applicable
12. Incorporation of Certain Information by Reference	Documents Incorporated by Reference
13. Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification

PART II
Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

InfoSearch Media, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed with the SEC on March 23, 2006;

(b)	(1) The Registrant’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006 filed with the SEC on May 22, 2006;

(2) The Registrant’s Current Reports on Form 8-K filed with the SEC on February 1, 2006, February 27, 2006 and March 21, 2006; and

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Act of 1934, as amended (the “Exchange Act”) since the end of the Registrant’s fiscal year 2005.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement

No. 333-130173 on Form SB-2 filed with the SEC on December 7, 2005 pursuant to the 1933 Act, including any amendment or report filed for the purpose of updating such description, is incorporated by reference into this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. The Registrant’s Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of its other employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7.	Exemption from Registration Claimed

The sale and issuance of securities to the Selling Stockholders by the Registrant to whom the shares offered for resale pursuant to this Registration Statement were sold were deemed to be exempt from registration under the 1933 Act by virtue of Section 4(2) thereof.

Item 8.	Exhibits

Exhibit Number	Exhibit

4
Instrument Defining Rights of Stockholders. Reference is made to InfoSearch Media, Inc.’s Registration Statement No. 333-130173 on Form SB-2, which is incorporated herein by reference under Item 4 of this Registration Statement.

23.1	Consent of Sherb & Co., LLP
23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

Item 9.	Undertakings

A.  The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marina Del Rey, State of California on this 5th day of June, 2006.

INFOSEARCH MEDIA, INC.

By:	/s/ Frank Knuettel II
Frank Knuettel II
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of InfoSearch Media, Inc., a Delaware corporation, do hereby constitute and appoint Frank Knuettel, II, the lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agents determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agents shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George Lichter	Chief Executive Officer (Principal Executive Officer) and Director	June 5, 2006
George Lichter

/s/ Frank Knuettel II	Chief Financial Officer (Principal Financial and Accounting Officer)	June 5, 2006
Frank Knuettel II

Signature	Title	Date

/s/ Martial Chaillet	Director	June 5, 2006
Martial Chaillet

/s/ John LaValle	Director	June 5, 2006
John LaValle

/s/ Steve Lazuka	Director	June 5, 2006
Steve Lazuka

/s/ Claudio Pinkus	Executive Chairman of the Board and Director	June 5, 2006
Claudio Pinkus

Shares of Common Stock
InfoSearch Media, Inc.

This Reoffer Prospectus relates to 2,250,054 shares of the Common Stock, par value $0.001 (the “Common Stock”), of InfoSearch Media, Inc. (the “Company”), which may be offered from time to time by certain key employees named herein (the “Selling Stockholders”). It is anticipated that the Selling Stockholders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by each such Selling Stockholder.

The Common Stock is traded on the on the OTC Bulletin Board under the symbol “ISHM.OB.”

The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “1933 Act”), in which event commissions received by such broker may be deemed to be underwriting commissions under the 1933 Act.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED
ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
SEE “RISK FACTORS” BEGINNING ON PAGE .
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this Prospectus is June 5, 2006.

AVAILABLE INFORMATION

The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the first date on which its Common Stock is registered on a registration statement on Form SB-2 under the 1933 Act and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission” or the “SEC”). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549 and at the Commission’s regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. The Common Stock is quoted on the OTC Bulletin Board. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by an independent registered public accounting firm.

A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by the Company without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Frank Knuettel, II, Chief Financial Officer, InfoSearch Media, Inc., 4086 Del Rey Avenue, Marina Del Rey, CA 90292. The Company’s telephone number at that location is (310) 437-7380.

THE COMPANY

InfoSearch Media, Inc. ("InfoSearch") is a Los Angeles-based developer of search marketing solutions involving online content that support the non-paid (otherwise known as organic, which refers to the search results that the search engines find on the world wide web as opposed to those listings for which companies pay for placement) search marketing initiatives of its clients. We have two primary operating groups, ContentLogic and Web Properties.

Through our ContentLogic program we deliver, through sale or license agreements, branded original content for use by our client's on their web sites. Utilizing sophisticated content and keywords analytics, content developed in the ContentLogic program drives traffic to the client's website through improved search engine rankings. The ContentLogic content provides an environment engineered to stimulate a sale through the use of content highly focused on the client's products and services. We derive revenue from this program through either the sale or license of the content. While many of our small to medium sized business clients prefer the month-to-month leasing option over the purchase alternative because it provides a lower upfront cost without a long term commitment, larger firms generally prefer the outright purchase of the content. We are actively pursuing both methods and instituting a dedicated team to focus on the larger clients, as well as introducing related products, including web analytics through our partnership with Load and links through our partnership with LinkWorth. The analytics and links products are both sold on a month-to-month basis.

With the acquisition of Answerbag.com in March 2006, we have combined our ArticleInsider and Answerbag websites into our Web Properties group. Answerbag is a user-generated question and answer content website, which can be found at www.answerbag.com. Questions, answers and ranking of answers on the Answerbag website are supplied by a growing community of registered users. Answerbag is in the early stages of growth and does not currently provide a significant amount of revenues for InfoSearch. However, it has grown from approximately 500,000 unique users in January 2006 to just over 1,000,000 unique users in April 2006 and is well positioned to take advantage of the power of user-generated online content. ArticleInsider is a collection of general informational articles focused on various business topics. Our clients sponsor a prominent link on those pages and pay on a cost-per-click ("CPC") basis. In May 2005, as part of its ArticleInsider program, InfoSearch established an affiliate program wherein the Company purchased traffic from other online advertising companies, tested the traffic with the Company's click-fraud prevention algorithm and resold that traffic to its customers. InfoSearch is no longer bringing on new customers for the ArticleInsider program and is harvesting the deferred revenues associated with this product.

On December 31, 2004, Trafficlogic, Inc., a California corporation (“Trafficlogic”) merged with MAC Worldwide, Inc. (“MAC”); the surviving company changed its name to InfoSearch Media, Inc. (“InfoSearch Media”). Such merger consisted of three related transactions: (1) the merger of Trafficlogic with and into a newly organized and wholly-owned subsidiary of MAC, Trafficlogic Acquisition Corp., a Delaware corporation, which later changed its name to Trafficlogic, Inc.; (2) the disposition of MAC’s wholly-owned operating subsidiary, Mimi & Coco, Inc., a Canadian corporation; and (3) the closing of a private placement offering of common stock, par value $0.001 per share (“our common stock”). The Company’s principal executive offices are located at 4086 Del Rey Avenue, Marina Del Rey, CA 90292. The Company’s telephone number is (310) 437-7380.

RISK FACTORS

As used in this section, “we,” “our,” “us,” “InfoSearch,” and “InfoSearch Media” refer to InfoSearch Media, Inc. and its subsidiaries. Our future revenues will be derived from sales of our search engine marketing services. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals, including those described below. If any of these risks actually occurs, our business, financial condition or results of operation may be materially adversely affected.

RISKS RELATING TO INFOSEARCH

Our limited operating history makes evaluation of our business difficult.

We were incorporated in the State of Delaware on December 14, 2000, and we have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties we face as an early stage company with a limited operating history.

We may need additional funding to support our operations and capital expenditures, which may not be available to us and which lack of availability could adversely affect our business.

We have no committed sources of additional capital. For the foreseeable future, we intend to fund our operations and capital expenditures from limited cash flow from operations and our cash on hand. If our capital resources are insufficient, we will have to raise additional funds. We may need additional funds to continue our operations, pursue business opportunities (such as expansion, acquisitions of complementary businesses or the development of new products or services), to react to unforeseen difficulties or to respond to competitive pressures. There can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all. Furthermore, the sale of additional equity or convertible debt securities may result in further dilution to existing stockholders. If adequate additional funds are not available, we may be required to delay, reduce the scope of or eliminate material parts of the implementation of our business strategy, including the possibility of additional acquisitions or internally developed businesses. Through March 31, 2006 we had an accumulated deficit of $6,623,758.

We have incurred losses in every year except 2005, and we expect our losses to continue for the foreseeable future, which will adversely affect our ability to achieve profitability.

While we experienced net income for fiscal year 2005, we incurred a net loss of $296,086 for the three months ended March 31, 2006 and $4,322,864 for fiscal year 2004. Also, we may incur net losses in the future if our revenues decline, resulting from stock option expenses, increases in our sales and marketing activities, regulatory and compliance costs, changes in fair value of issued warrants or investment in the business. These issues may prove to be larger than we currently anticipate which could further increase our net losses. We cannot predict when, or if, we will become profitable in the future. Even if we achieve profitability, we may not be able to sustain it.

We may make acquisitions, which could divert management’s attention, cause ownership dilution to our stockholders and be difficult to integrate.

Our business strategy depends in part upon our ability to identify, structure and integrate acquisitions that are complementary with our business model. Acquisitions, strategic relationships and investments in the technology and Internet sectors involve a high degree of risk. We may also be unable to find a sufficient number of attractive opportunities, if any, to meet our objectives. Although many technology and Internet companies have grown in terms of revenue, few companies are profitable or have competitive market share. Our potential strategic acquisition, strategic relationship or investment targets and partners may have histories of net losses and may expect net losses for the foreseeable future.

Acquisition transactions are accompanied by a number of risks that could harm us and our business, operating results and financial condition:

•	we could experience a substantial strain on our resources, including time and money, and we may not be successful;

•	our management’s attention may be diverted from our ongoing business concerns;

•	while integrating new companies, we may lose key executives or other employees of these companies;

•	we could experience customer dissatisfaction or performance problems with an acquired company or technology;

•	we may become subject to unknown or underestimated liabilities of an acquired entity or incur unexpected expenses or losses from such acquisitions; and

•	we may incur possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our business.

Consequently, we might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated revenue and cost benefits.

We may be unable to attract and retain key employees and the loss of our senior management could harm our current and future operations and prospect.

We are heavily dependent on the continued services of George Lichter, our President and Chief Executive Officer. Our success also depends on the skills, experience and performance of other key members of our management team. The loss of any key employee, in particular the departure of our Executive Chairman, Claudio Pinkus, Chief Executive Officer, George Lichter, Chief Financial Officer, Frank Knuettel, II, Chief Strategic Officer, Steve Lazuka, General Manager, ContentLogic, David Averill, Chief Technical Officer, Ning Ning Yu, VP of Sales, Edan Portaro and our VP of Technology, David Gagne, could have an adverse effect on our prospects, business, financial condition, and results of operations. Any member of our senior management team may voluntarily terminate his employment with InfoSearch at any time upon short notice.

As of May 31, 2006, our senior management controlled approximately 24.9% or 11,308,973 shares of our common stock. Their collective voting control is only partially related to their continued employment with InfoSearch as 11,258,861 of these shares are fully-vested. The loss of the services of any member of our senior management, for any reason, or any conflict among our senior management officers, could harm our current and future operations and prospects as they could prevent stockholder approval at a stockholder meeting.

Failure to attract and retain necessary technical personnel and skilled management could adversely affect our business. Our success depends to a significant degree upon our ability to attract, retain and motivate highly skilled and qualified personnel. If we fail to attract, train and retain sufficient numbers of these highly qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected.

Our senior management has never managed a public company.

The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. There can be no assurance that our senior management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. Further, this could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our failure to do so could lead to the imposition of fines and penalties and further result in the deterioration of our business.

We may not be able to effectively manage our growth.

Our strategy envisions growing our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

•	meet our capital needs;

•	expand our systems effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations our financial results could be adversely affected.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission, as well as the adoption of new and more stringent rules by the stock exchanges and NASDAQ.

Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of our common stock on any stock exchange or NASDAQ (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

If we are unable to obtain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties, which are not covered or adequately covered by insurance, the financial condition of InfoSearch may be materially adversely affected.

We may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage InfoSearch.

RISKS RELATING TO OUR BUSINESS

If we do not maintain and grow a critical mass of online advertisers and content licensees, our operating results could be adversely affected.

Our success depends, in part, on the maintenance and growth of a critical mass of online advertisers and content licensees and a continued interest in our performance-based advertising and search marketing services. If our business is unable to achieve a growing base of online advertisers and content licensees, in particular, we may not successfully develop or market technologies, products or services that are competitive or accepted by online advertisers and content licensees, which comprise a large portion of the search marketing-based community. Any decline in the number of online advertisers and content licensees could adversely affect our operating results generally.

We are dependent upon several of the major search engines to continue to provide us traffic that our merchant advertisers deem to be of value, and if they do not, it could have a material adverse effect on the value of our services.

We are dependent upon several of the major Internet search engines namely Google, Yahoo!, MSN and AOL to provide us traffic that our merchant advertisers deem to be of value. The InfoSearch ArticleInsider business model is predicated on individuals performing keyword searches and through those searches finding our articles in the non-paid search results portion of the search results page and ultimately clicking through to the advertiser on the InfoSearch article. If our traffic from any or multiple of these search engineers were interrupted for any reason, we would potentially suffer a significant decline in revenue. We monitor the traffic delivered to our merchant advertisers in an attempt to optimize the quality of traffic we deliver. We review factors such as non-human processes, including robots (which create automated, artificial traffic), spiders (which review websites for search engines in order for the search engines to categorize the content of websites but have no direct commercial value to the website owner), scripts (or other software), mechanical automation of clicking and other sources and causes of low-quality traffic, including, but not limited to, other non-human clicking agents. Even with such monitoring in place, there is a risk that a certain amount of low-quality traffic will be provided to our merchant advertisers, which, if not contained, may be detrimental to those relationships. Low-quality traffic (or traffic that is deemed to be less valuable by our merchant advertisers) may prevent us from growing our base of merchant advertisers and cause us to lose relationships with existing merchant advertisers.

We may be subject to litigation for infringing the intellectual property rights of others.

Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies.

For example, Overture Services, a subsidiary of Yahoo!, which operates in certain competitive areas with us, owns a patent (U.S. Patent No. 6,269,361), which purports to give Overture rights to certain bid-for-placement products and pay-per-performance search technologies. Overture is currently involved in litigation with two companies relating to this patent (FindWhat and Google). These companies are vigorously contesting Overture’s patent. If we were to acquire or develop a related product or business model that Overture construes as infringing upon the above-referenced patent, then we could be asked to license, re-engineer our product(s) or revise our business model according to terms that may be extremely expensive and/or unreasonable. Additionally, if Overture construes any of our current products or business models as infringing upon the above-referenced patent, then we could be asked to license, re-engineer our product(s) or revise our business model according to terms that could be extremely expensive and/or unreasonable.

Any patent litigation could negatively impact our business by diverting resources and management attention from other aspects of the business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to license the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

We may be involved in lawsuits to protect or enforce any patents that we may be granted, which could be expensive and time consuming.

We may initiate patent litigation against third parties to protect or enforce our patent rights, and we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.

RISKS RELATING TO OUR INDUSTRY

If we are unable to compete in the highly competitive performance-based advertising and search marketing industries, we may experience reduced demand for our products and services.

We operate in a highly competitive environment. We principally compete with other companies in the following main areas:

•	sales to online advertisers of performance-based advertising; and

•	content licensing services that allow online advertisers and merchants to employ our content to drive traffic to their websites.

Although we currently pursue a strategy that allows us to potentially partner with all relevant companies in the industry, there are certain companies in the industry that may not wish to partner with us.

We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty. The barriers to entering our market are relatively low. In fact, many current Internet and media companies presently have the technical capabilities and advertiser bases to enter the search marketing services industry. Further, if the consolidation trend continues among the larger media and search engine companies with greater brand recognition, the share of the market remaining for us and other smaller search marketing services providers could decrease, even though the number of smaller providers could continue to increase. These factors could adversely affect our competitive position in the search marketing services industry.

Some of our competitors, as well as potential entrants into our market, may be better positioned to succeed in this market. They may have:

•	longer operating histories;

•	more management experience;

•	an employee base with more extensive experience;

•	a better ability to service customers in multiple cities in the United States and internationally by virtue of the location of sales offices;

•	larger customer bases;

•	greater brand recognition; and

•	significantly greater financial, marketing and other resources.

In addition, many current and potential competitors can devote substantially greater resources than we can to promotion, website development and systems development. Furthermore, currently and in the future to the extent the use of the Internet and other online services increases, there will likely be larger, more well-established and well-financed entities that acquire companies and/or invest in or form joint ventures in categories or countries of interest to us, all of which could adversely impact our business. Any of these trends could increase competition and reduce the demand for any of our services.

If we are not able to respond to the rapid technological change characteristic of our industry, our products and services may not be competitive.

The market for our services is characterized by rapid change in business models and technological infrastructure, and we will need to constantly adapt to changing markets and technologies to provide competitive services. We believe that our future success will depend, in part, upon our ability to develop our services for both our target market and for applications in new markets. We may not, however, be able to successfully do so, and our competitors may develop innovations that render our products and services obsolete or uncompetitive.

Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from fire; floods; network failure; hardware failure; software failure; power loss; telecommunications failures; break-ins; terrorism, war or sabotage; computer viruses; denial of service attacks; penetration of our network by unauthorized computer users and “hackers” and other similar events; and other unanticipated problems.

We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our customers. In addition, if a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. We have deployed firewall hardware intended to thwart hacker attacks. Although we maintain property insurance, our insurance may not be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may not be able or may decline to do so for a variety of reasons.

If we fail to address these issues in a timely manner, we may lose the confidence of our online advertisers and content licensees, our revenue may decline and our business could suffer.

We rely on outside firms to host our servers, and a failure of service by these providers could adversely affect our business and reputation.

We rely upon third party providers to host our main servers. In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by one of our current co-location providers. We also rely on third party providers for components of our technology platform, such as hardware and software providers, credit card processors and domain name registrars. A failure or limitation of service or available capacity by any of these third party providers could adversely affect our business and reputation.

Our quarterly results of operations might fluctuate due to changes in the listing parameters employed by search engines to show the results of a particular search query, which could adversely affect our revenue and in turn the market price of our common stock.

Our revenue is heavily dependent on how search engines treat our content in their indexes. In the event search engines determine that our content is not high quality, such search engines may not rank our content as highly in their indexes resulting in a reduction in our traffic, which may cause lower than expected revenues. We are greatly dependent on a small number of major search engines, namely Google, Yahoo!, MSN and AOL. Search engines tend to adjust their listing parameters periodically and each adjustment tends to have an impact on how our content ranks in their indexes. These constant fluctuations could make it difficult for us to predict future revenues.

Our quarterly results of operations might fluctuate due to customer retention rates for our content licensing product, which could adversely affect our revenue and in turn the market price of our common stock.

Our revenue is dependent on our client retention rate. A decrease in the retention rate could have a significant negative impact on our ongoing revenues, cash flows and stock price. An increase in the churn rate could also adversely affect our reputation, making it more difficult to obtain new clients, further negatively impacting our revenues and cash flows.

We are susceptible to general economic conditions, and a downturn in advertising and marketing spending by merchants could adversely affect our operating results.

Our operating results will be subject to fluctuations based on general economic conditions, in particular those conditions that impact merchant-consumer transactions. If there were to be a general economic downturn that affected consumer activity in particular, however slight, then we would expect that business entities, including our online advertisers and potential online advertisers and content licensees and potential licensees, could substantially and immediately reduce their advertising and marketing budgets. We believe that during periods of lower consumer activity, online spending on advertising and marketing is more likely to be reduced, and more quickly, than many other types of business expenses. These factors could cause a material adverse effect on our operating results.

We depend on the growth of the Internet and Internet infrastructure for our future growth and any decrease or less than anticipated growth in Internet usage could adversely affect our business prospects.

Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors which could reduce the widespread use of the Internet include:

•	possible disruptions or other damage to the Internet or telecommunications infrastructure;

•	failure of the individual networking infrastructures of our merchant advertisers and distribution partners to alleviate potential overloading and delayed response times;

•	a decision by merchant advertisers to spend more of their marketing dollars in offline areas;

•	increased governmental regulation and taxation; and

•	actual or perceived lack of security or privacy protection.

In particular, concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services, especially online commerce. In order for the online commerce market to develop successfully, we, and other market participants, must be able to transmit confidential information, including credit card information, securely over public networks. Any decrease or less than anticipated growth in Internet usage could have a material adverse effect on our business prospects.

We are exposed to risks associated with credit card fraud and credit payment, and we may suffer losses as a result of fraudulent data or payment failure by merchant advertisers.

We may suffer losses as a result of payments made with fraudulent credit card data. Our failure to control fraudulent credit card transactions adequately could reduce any gross profit margin. In addition, under limited circumstances, we extend credit to online advertisers who may default on their accounts payable to us.

Government regulation of the Internet and online commerce may adversely affect our business and operating results.

Companies engaging in online search, commerce and related businesses face uncertainty related to future government regulation of the Internet. Due to the rapid growth and widespread use of the Internet, legislatures at the federal and state levels are enacting and considering various laws and regulations relating to the Internet. Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. Our business and operating results may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet.

The application of these statutes and others to the Internet search industry is not entirely settled. Further, several existing and proposed federal laws could have an impact on our business:

•
The Digital Millennium Copyright Act and its related safe harbors are intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others.

•
The CAN-SPAM Act of 2003 and certain state laws are intended to regulate interstate commerce by imposing limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet.

With respect to the subject matter of each of these laws, courts may apply these laws in unintended and unexpected ways. As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. Many of the services of the Internet are automated and companies, such as ours, may be unknowing conduits for illegal or prohibited materials. It is not known how courts will rule in many circumstances; for example, it is possible that some courts could find strict liability or impose “know your customer” standards of conduct in certain circumstances.

We may also be subject to costs and liabilities with respect to privacy issues. Several Internet companies have incurred costs and paid penalties for violating their privacy policies. Further, it is anticipated that new legislation will be adopted by federal and state governments with respect to user privacy. Additionally, foreign governments may pass laws which could negatively impact our business or may prosecute us for our products and services based upon existing laws. The restrictions imposed by, and costs of complying with, current and possible future laws and regulations related to our business could harm our business and operating results.

Online commerce is relatively new and rapidly changing, and federal and state regulations relating to the Internet and online commerce are evolving. Currently, there are few laws or regulations directly applicable to the Internet or online commerce on the Internet, and the laws governing the Internet that exist remain largely unsettled. New Internet laws and regulations could dampen growth in use and acceptance of the Internet for commerce. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy is uncertain. The vast majority of those laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not expressly contemplate or address the unique issues presented by the Internet and related technologies. Further, growth and development of online commerce have prompted calls for more stringent consumer protection laws, both in the U.S. and abroad. The adoption or modification of laws or regulations applicable to the Internet could have a material adverse effect on our Internet business operations. We also are subject to regulation not specifically related to the Internet, including laws affecting direct marketers and advertisers.

In addition, in 1998, the Internet Tax Freedom Act was enacted, which generally placed a three-year moratorium on state and local taxes on Internet access and on multiple or discriminatory state and local taxes on electronic commerce. This moratorium was recently extended until November 1, 2007. We cannot predict whether this moratorium will be extended in the future or whether future legislation will alter the nature of the moratorium. If this moratorium is not extended in its current form, state and local governments could impose additional taxes on Internet-based transactions, and these taxes could decrease our ability to compete with traditional retailers and could have a material adverse effect on our business, financial condition, results of operations and cash flow.

In addition, several telecommunications carriers have requested that the Federal Communications Commission (“FCC”) regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. This could result in the reduced use of the Internet as a medium for commerce, which could have a material adverse effect on our Internet business operations.

Future regulation of search engines may adversely affect the commercial utility of our search marketing services.

The Federal Trade Commission (“FTC”) has recently reviewed the way in which search engines disclose paid placements or paid inclusion practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid search results are clearly distinguished from non-paid results, that the use of paid inclusion is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid placement or paid inclusion listings on search results. Such disclosures if ultimately mandated by the FTC or voluntarily made by us may reduce the desirability of any paid placement and paid inclusion services that we offer. We believe that some users may conclude that paid search results are not subject to the same relevancy requirements as non-paid search results, and will view paid search results less favorably. If such FTC disclosure reduces the desirability of our paid placement and paid inclusion services, and “click-throughs” of our paid search results decrease, the commercial utility of our search marketing services could be adversely affected.

We may incur liabilities for the activities of users of our service, which could adversely affect our service offerings.

The law relating to the liability of providers of online services for activities of their users and for the content of their merchant advertiser listings is currently unsettled and could damage our business, financial condition and operating results. Our insurance policies may not provide coverage for liability arising out of activities of our users or merchant advertisers for the content of our listings. Furthermore, we may not be able to obtain or maintain adequate insurance coverage to reduce or limit the liabilities associated with our businesses. We may not successfully avoid civil or criminal liability for unlawful activities carried out by consumers of our services or for the content of our listings. Our potential liability for unlawful activities of users of our services or for the content of our listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings.

RISKS RELATING TO THE COMMON STOCK

Applicable SEC rules governing the trading of “penny stocks” limits the trading and liquidity of our common stock which may affect the trading price of our common stock.

Our common stock is currently quoted on the NASD’s OTC Bulletin Board, and trades below $5.00 per share; therefore, our common stock is considered a “penny stock” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

•	announcements of new products or services by our competitors; and

•	fluctuations in revenue attributable to changes in the search engine listing parameters that rank the relevance of our content.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues and operating expenses;

•	announcements of technological innovations or new products or services by us; and

•	significant sales of our common stock by the selling stock holders.

Our operating results may fluctuate significantly, and these fluctuations may cause our common stock price to fall.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

There is a limited public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is a limited public market for shares of our common stock. An active public market for shares of our common stock may not develop, or if one should develop, it may not be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock.

Our common stock is controlled by insiders.

One of the former TrafficLogic shareholders, Steve Lazuka, our Founder and Chief Strategy Officer, beneficially owns approximately 14.3% of our outstanding common stock. As one of our largest stockholders, Mr. Lazuka’s interests may conflict with his fiduciary duties as an officer and director and may influence how Mr. Lazuka votes on certain matters that require stockholder approval. Mr. Lazuka may influence the outcome of various actions that require stockholder approval including the election of our directors, delaying or preventing a transaction in which stockholders might receive a premium over the prevailing market price for their shares and preventing changes in control or management.

We do not expect to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

If we become listed on a national stock exchange or the NASDAQ Stock Market or have a class of voting stock held by more than 2,000 record holders, we will be governed by the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 of the Delaware General Corporation Law provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an “interested stockholder” and may not engage in “business combinations” with us for a period of three years from the time the person acquired 15% or more of our voting stock.

USE OF PROCEEDS

The Company will not receive any of the proceeds from the offering hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the individual Selling Stockholders will be borne by such Selling Stockholders.

SELLING SECURITY HOLDERS

The Reoffer Prospectus relates to shares of Common Stock which have been acquired by certain employees and directors (the “Selling Stockholders”) of the Company. Selling Stockholders acquired shares of Common Stock to be offered hereunder pursuant to restricted stock purchase agreements.

The following table sets forth certain information with respect to the Selling Stockholders as of May 30, 2006:

Selling Stockholder	Stockholder’s Position with Company	Number of Shares Owned Before Offering	Number of Shares to be Offered Hereby	Number of Shares Owned After Offering*

George Lichter	Director, President and Chief Executive Officer	1,800,027	1,125,027	675,000
Claudio Pinkus	Director, Executive Chairman	1,920,527	1,125,027	795,500

*Assumes sale of all of the shares offered; however, the Selling Stockholders may or may not sell any of the offered shares.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Selling Stockholders.

The Selling Stockholder(s) may sell the shares in one or more transactions (which may involve one or more block transactions) on the OTC Bulletin Board, in sales occurring in the public market off such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The Selling Stockholder(s) may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder(s) (and, if they act as agent for the purchaser of such shares, from such purchaser). The Selling Stockholder(s) will pay usual and customary brokerage fees. Broker-dealers may agree with the Selling Stockholder(s) to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder(s), to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer’s commitment to the Selling Stockholder(s). Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions.

To the knowledge of the Company, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Upon the sale of any such shares, the Selling Stockholder(s) or anyone effecting sales on behalf of the Selling Stockholder(s) may be deemed an underwriter, as that term is defined under the 1933 Act. The Company will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Selling Stockholders. Sales will be made at prices prevailing at the time of such sales.

The Company is bearing all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the Selling Stockholder(s) or other party selling such shares. In order to comply with certain states’ securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.

DOCUMENTS INCORPORATED BY REFERENCE

InfoSearch Media, Inc. hereby incorporates by reference into this Prospectus the following documents previously filed with the Commission:

(a)	InfoSearch Media, Inc.’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed with the Commission on March 23, 2006;

(b)	(1) InfoSearch Media, Inc.’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006 filed with the Commission on May 22, 2006;

(2) InfoSearch Media, Inc.’s Current Reports on Form 8-K filed with the Commission on February 1, 2006, February 27, 2006 and March 21, 2006; and

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Act of 1934, as amended (the “Exchange Act”) since the end of the Registrant’s fiscal year 2005.

All of such documents are on file with the Commission. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities to be offered pursuant hereto have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

INDEMNIFICATION

Section 145 of the Delaware General Corporation Law (the “DGCL”) allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. InfoSearch’s certificate of incorporation and our bylaws authorize indemnification of the registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. InfoSearch maintains liability insurance for the benefit of its directors and certain of its officers.

The above discussion of the DGCL and of InfoSearch’s certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and indemnification agreements.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of InfoSearch pursuant to the foregoing provisions, or otherwise, InfoSearch has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by InfoSearch of expenses incurred or paid by a director, officer or controlling person of InfoSearch in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, InfoSearch will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit

4
Instrument Defining Rights of Stockholders. Reference is made to InfoSearch Media, Inc.’s Registration Statement No. 333-130173 on Form SB-2, which is incorporated herein by reference under Item 4 of this Registration Statement.

23.1	Consent of Sherb & Co., LLP
23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.